For Immediate Release

Contact:
John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Energy Announces Appointment of
Douglas J. Wall as Chief Operating Officer

SNYDER, Texas – March 21, 2007 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced that Douglas J. Wall, 54, will join Patterson-UTI as Chief Operating Officer in April 2007. Mr. Wall comes from Baker Hughes Incorporated (NYSE: BHI) where he has served since 2005 as Group President, Completion & Production. In that capacity he was responsible for the combined activities of Baker Oil Tools, Baker Petrolite, Centrilift and ProductionQuest divisions. From 2003 to 2005 he was President, Baker Oil Tools, and from 1997 to 2003 he was President of Hughes Christensen Company.

“We are delighted that Doug has accepted our offer to join Patterson-UTI Energy as Chief Operating Officer,” stated Mark Siegel, Chairman. “He brings to our company 30 years of oilfield services experience, including a proven track record of success in a series of senior-level executive positions at Baker Hughes. In his most recent position, he provided strategic direction and leadership to a worldwide organization with 15,000 employees and annual revenues of approximately $4.4 billion. We anticipate benefiting from his extensive operating expertise, as well as his knowledge and experience in the global energy arena.”

“I am looking forward to working closely with Doug as we expand upon what we have accomplished,” stated Cloyce A. Talbott, Chief Executive Officer. “He has demonstrated his ability to successfully undertake a series of complex and challenging assignments in our industry, and I am certainly glad to have him on our team.”

Mr. Wall was born and raised in Canada and attended the University of Calgary where he received a Bachelor Degree in Economics, with distinction. He earned an M.B.A. in Finance and Marketing from the University of Alberta. Doug started his oilfield career in Western Canada with Adeco Drilling and Engineering, and ATCO Drilling. He worked for these two contractors for over twelve years.

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company has approximately 340 currently marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, Patterson-UTI has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.